Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 13 Month Autocallable Contingent Coupon Securities Linked to F Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Underlying: Ford Motor Company (ticker: “F”) Pricing date: February 6, 2023 Valuation dates: Monthly Maturity date: March 11, 2024 Contingent coupon: 15.90% per annum, paid monthly only if the closing value of the underlying is greater than or equal to the coupon barrier value on the related valuation date. You are not assured of receiving any contingent coupon. Coupon barrier value: 73.00% of the initial underlying value Final barrier value: 73.00% of the initial underlying value Automatic early redemption: If on any autocall date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Autocall dates: Monthly on valuation dates beginning after six months Equity ratio: The stated principal amount divided by the initial underlying value CUSIP / ISIN: 17331AAC5 / US17331AAC53 Initial underlying value: The closing value on the pricing date Final underlying value: The closing value on the final valuation date Underlying return: (Current closing value - initial underlying value) / initial underlying value Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the final barrier value: $1,000 • If the final underlying value is less than the final barrier value: a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value) If the securities are not automatically redeemed prior to maturity and the final underlying value is less Hypothetical Interim Payment per Security Return on Interim Valuation Date Hypothetical Underlying Hypothetical Payment for Interim Valuation Date Hypothetical R e d e mptio n * 1 0 0 .0 0% $1,013.25 Rede e med Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. 50.00% $1,013.25 Redeemed 25 .0 0% $1,013.25 Rede e med 0 . 0 0% $1,013.25 Rede e med - 0.01% - 27 .0 0% $13.25 $13.25 Securities not redeemed Securities not redeemed 100.00% $1,000.00 #96543538v2 than the final barrier value, you will receive underlying shares (or, in our sole discretion, cash) that will be worth significantly less than the stated principal amount of your securities, and possibly 50.00% $1 ,0 00 .00 nothing, at maturity, and you will not receive any contingent coupon payment at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. 25.00% $1 ,0 00 .00 Stated principal amount: and Citigroup Inc. $1,000 per security 0.00% $1 ,0 00 .00 Pricing supplement: Preliminary Pricing Supplement dated January 31, 2023 - 27.00% $1 ,0 00 .00 * Assumes the interim valuation date is also an autocall date. - 27.01% $ 7 29 . 90 ** Assumes that the closing value of the underlying on the final valuation date is the same as the closing value of the underlying on the maturity date. - 27 .0 1% - 50 .0 0% - 75 .0 0% $0 .00 $0 .00 $0 .00 Securities not redeemed Securities not redeemed Securities not redeemed - 100.00% $0.00 Securities not redeemed Hypothetical Payment at Maturity per Security ** Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment at Maturity or Cash Value of Underlying Shares Received at Maturity - 50.00% $ 5 00 . 00 - 75.00% $ 2 50 . 00 - 100.00% $0 .00

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) that will be worth significantly less than the stated principal amount and possibly nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • You will not receive any contingent coupon following any valuation date on which the closing value of the underlying on that valuation date is less than the coupon barrier value. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the underlying performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. #96543538v2